Exhibit 10.1

[    ], 2024

Achari Ventures Holdings Corp. I

60 Walnut Avenue, Suite 400

Clark, NJ 07066

Reference is made to that certain Business Combination Agreement (the “BCA”), dated as of December 6, 2023, by and among Achari Ventures Holdings Corp. I., a Delaware corporation (“SPAC”), Achari Merger Sub Inc., a Delaware corporation and wholly owned direct subsidiary of SPAC (“Merger Sub”) and Vaso Corporation, a Delaware corporation (the “Company”). This letter agreement (this “Letter Agreement”) is being entered into and delivered by SPAC, the Company, Achari Sponsor Holdings I LLC, a Delaware limited liability company (the “Sponsor”) and the additional undersigned individuals, each of whom is a member of the SPAC’s board of directors and/or the management team of the SPAC (each, an “Insider” and collectively, the “Insiders”), in connection with the transactions contemplated by the BCA. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SPAC, the Company, the Sponsor and the Insiders hereby agree as follows:

1.

The Sponsor represents and warrants that, as of the date hereof, and together with certain individual members of the Sponsor, the Sponsor and such individual members collectively hold, and are the direct or indirect owners of: (i) 2,500,000 shares of the SPAC’s common stock, par value $0.001 per share (the common stock of the SPAC referred to herein as “Common Stock” and the 2,500,000 shares of Common Stock held collectively by the Sponsor and certain individual members of the Sponsor, the “Founder Shares”) and (ii) 5,300,000 warrants to purchase SPAC Common Stock (“Private Placement Warrants”).

2.

The Sponsor covenants and agrees that, on or prior to the Closing Date, and, for the avoidance of doubt, only if permitted and approved by the Stock Exchange in connection with the Stock Exchange’s approval of the Transactions, it shall cause any individual members of the Sponsor which directly hold Founder Shares to transfer such Founder Shares to the Sponsor, and specifically that the Sponsor shall cause the 927,600 Founder Shares which were previously transferred by the Sponsor to such individual members of the Sponsor, to be transferred and returned to the Sponsor in full, such that following such transfer the Sponsor shall be the sole direct owner of the Founder Shares (the “Sponsor Member Transfer”).

3.

The SPAC and the Sponsor, severally and not jointly, covenant and agree that, upon and concurrently with the consummation of the Transactions on the Closing Date (and after giving effect to the Sponsor Member Transfer), the SPAC and the Sponsor, respectively, shall cause or otherwise facilitate the Sponsor’s forfeiture of an amount of Founder Shares and Private Placement Warrants such that immediately following such forfeiture, the Sponsor shall hold (i) 750,000 Founder Shares and (ii) 750,000 Private Placement Warrants (such Founder Shares and Private Placement Warrants potentially subject to forfeiture pursuant to the terms hereof, together, “Sponsor Forfeiture Securities”), such amounts to be equitably adjusted for any stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Common Stock undertaken by the SPAC prior to such forfeiture. For the avoidance of doubt, following the forfeiture of the Sponsor Forfeiture Securities, none of the Founder Shares or Private Placement Warrants held by the Sponsor shall be subject to additional forfeiture (pursuant to the terms hereof), except that the Founder Shares may be subject to additional forfeiture pursuant to the terms of the Put Option Agreement.

4.

During the period commencing on the date hereof and ending on the earlier of (A) the consummation of the Transactions on the Closing Date and (B) the valid termination of the BCA in accordance with the terms thereof, the Sponsor agrees that it shall not (other than in connection with the Sponsor Member Transfer) (a) sell, assign, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any Founder Shares, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Founder Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clauses (a) or (b).

5.

The Sponsor hereby agrees, from the date hereof until the earlier of (i) the consummation of the Transactions on the Closing Date and (ii) the valid termination of the BCA in accordance with the terms thereof, including, if applicable, with respect to any securities to be transferred to the Sponsor in connection with the Sponsor Member Transfer, (a) to vote (or cause to be voted) or execute and deliver a written consent (or cause a written consent to be executed and delivered) at any meeting of the shareholders of SPAC, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of SPAC is sought, all Founder Shares (together with any other equity securities of SPAC that the Sponsor acquires record or beneficial ownership of after the date hereof, collectively, the “Subject SPAC Equity Securities”): (i) in favor of the SPAC Stockholder Voting Matters, (ii) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than in connection with the BCA and the Transactions), (iii) against any proposal in opposition to approval of the BCA or in competition with or inconsistent with the BCA or the Transactions and (iv) against any proposal, action or agreement that would (A) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC or Merger Sub under the BCA or (B) result in any of the conditions set forth in Section 9.1 or Section 9.2 of the BCA not being fulfilled (unless otherwise waived), (b) not to redeem, elect to redeem or tender or submit any of its Subject SPAC Equity Securities for redemption in connection with the BCA or the Transactions, (c) not to commit or agree to take any action inconsistent with the foregoing and (d) to comply with, and fully perform all of its obligations, covenants and agreements set forth in, the Prior Letter Agreement (to the extent not inconsistent with this Letter Agreement), including the agreement by the Sponsor pursuant to Section 2 therein not to redeem any Common Stock owned by it in connection with shareholder approval in connection with the Transactions. The Sponsor further hereby agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any Proceeding, against SPAC, Merger Sub, the Company or any of their respective successors, directors or officers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Letter Agreement or the BCA or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into this Letter Agreement or the BCA.

6.

The SPAC, the Sponsor and the Insiders previously entered into that certain letter agreement, dated October 14, 2021, in connection with the initial public offering of the SPAC (the “Prior Letter Agreement”). The parties acknowledge and agree that the Prior Letter Agreement shall survive the consummation of the Transactions in accordance with its terms (other than as modified by this Letter Agreement). The Sponsor shall comply with, and fully perform all of Sponsor’s obligations, covenants and agreements set forth in the Prior Letter Agreement, other than as modified by, and to the extent not inconsistent with, the terms of this Letter Agreement and the BCA (including any agreements to be entered into upon the consummation of the Transactions, the form of which are attached to the BCA, including, but not limited to, for the avoidance of doubt, any provisions of the Put Option Agreement which may permit, allow or provide for certain dispositions of Founder Shares by the Sponsor in certain instances prior to the expiration of any contractual “lock-up” period specified in the Prior Letter Agreement).

7.

During the period commencing on the date hereof and ending on the earlier of the (i) the consummation of the Transactions on the Closing Date and (ii) the valid termination of the BCA in accordance with the terms thereof, the SPAC, the Sponsor and the Insiders shall not modify or amend the Prior Letter Agreement without the prior written consent of the Company, not to be unreasonably withheld. Following the Closing, the Company, the Sponsor and the Insiders shall not modify or amend the Prior Letter Agreement without the prior written consent of the SPAC, not to be unreasonably withheld.

8.

Each of the Sponsor and the Insiders (collectively, the “Applicable Parties” and individually, an “Applicable Party”), severally and not jointly, acknowledge that it has read the BCA and this Letter Agreement and has had the opportunity to consult with such Applicable Party’s tax and legal advisors. Each of the Applicable Parties shall be bound by and comply with (a) Section 6.5 (Confidential Information), and (b) Section 6.9(a) (Communications; Press Release; SEC Filings) of the BCA (and any relevant definitions contained in any such sections) as if such Applicable Party was an original signatory to the BCA with respect to such provisions, mutatis mutandis.

9.

Subject to the terms and conditions of this Letter Agreement, the SPAC and each of the Applicable Parties agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Letter Agreement.

10.	Each of the Applicable Parties, severally and not jointly, hereby represent and warrant to SPAC and the Company as follows:

a.

Such Applicable Party has all necessary power and authority to execute and deliver this Letter Agreement and to perform such Applicable Party’s obligations hereunder. The execution and delivery of this Letter Agreement by such Applicable Party has been duly and validly authorized and no other action on the part of such Applicable Party is necessary to authorize this Letter Agreement. This Letter Agreement has been duly and validly executed and delivered by such Applicable Party and, assuming due authorization, execution and delivery by the other Applicable Parties, SPAC and the Company, constitutes a legal, valid and binding obligation of such Applicable Party, enforceable against such Applicable Party in accordance with its terms.

b.

As of the date of this Letter Agreement, the Founder Shares held directly or indirectly by the Sponsor and certain members of the Sponsor are held free and clear of any and all Liens, other than those (i) created by this Letter Agreement, the Prior Letter Agreement and the Governing Documents of SPAC or (ii) arising under applicable securities Laws. The Sponsor has sole voting power (including the right to control such vote as contemplated herein), power of disposition and power to issue instructions with respect to all such Founders Shares, and the power to agree to all applicable matters set forth in this Agreement.

c.

The execution and delivery of this Letter Agreement by such Applicable Party does not, and the performance of this Letter Agreement by such Applicable Party will not: (i) conflict with or violate any applicable Laws applicable to such Applicable Party, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, articles of association, operating agreement or similar formation or governing documents and instruments of such Applicable Party, or (iii) result in any breach of or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Founders Shares owned by such Applicable Party pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument (whether written or oral) to which such Applicable Party is a party or by which such Applicable Party is bound, except, in each case, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to materially impair the ability of such Applicable Party to perform such Applicable Party’s obligations hereunder or to consummate the transactions contemplated hereby.

d.

The execution and delivery of this Letter Agreement by such Applicable Party does not, and the performance of this Letter Agreement by such Applicable Party will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Entity or any other Person, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, and blue sky Laws and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to materially impair the ability of such Applicable Party to perform such Applicable Party’s obligations hereunder or to consummate the transactions contemplated hereby.

e.

As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of such Applicable Party, threatened against such Applicable Party, which in any manner challenges or, individually or in the aggregate, would reasonably be expected to delay or impair the ability of such Applicable Party to perform such Applicable Party’s obligations hereunder or to consummate the transactions contemplated hereby.

f.

Except for this Letter Agreement, the Prior Letter Agreement and any transfer agreements previously entered into, or to be entered into, among the Sponsor and certain members of the Sponsor in connection with the Sponsor Member Transfer, such Applicable Party has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to the Founders Shares owned by such Applicable Party or (ii) granted any proxy, consent or power of attorney with respect to any Founders Shares owned by such Applicable Party. Such Applicable Party has not entered into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent such Applicable Party from satisfying such Applicable Party’s obligations pursuant to this Letter Agreement.

g.	Such Applicable Party understands and acknowledges that the Company is entering into the BCA in reliance upon the execution and delivery of this Letter Agreement by such Applicable Parties.

11.

This Letter Agreement, together with the BCA to the extent referenced herein, the Prior Letter Agreement and the other agreements entered into by the Applicable Parties in connection with the initial public offering of SPAC and entry into the BCA, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof.

12.

No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

13.

This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the BCA. In the event of any conflict between the terms of this Letter Agreement and the BCA, the terms of this Letter Agreement shall govern. The provisions set forth in Sections 11.1 (Amendment and Waiver), 11.4 (Severability), 11.7 (Governing Law; Waiver of Jury Trial; Jurisdiction), 11.9 (Trust Account Waiver), 11.10 (Counterparts; Electronic Delivery) and 11.11 (Specific Performance), of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement, mutatis mutandis.

14.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be sent in the same manner as provided for in the BCA.

15.

This Letter Agreement shall terminate, and have no further force and effect, if the BCA is terminated in accordance with its terms prior to the Effective Time. Upon termination of this Letter Agreement, none of the parties hereto shall have any further obligations or liabilities under this Letter Agreement; provided, however, that nothing in this Section 15 shall relieve any party hereto of liability for any willful material breach of this Letter Agreement prior to such termination.

16.

Except for claims pursuant to the BCA or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each party hereto agrees that (other than in respect of any permitted transferees of any Founders Shares and any permitted successors and assigns of any party hereto or such transferees) (a) this Letter Agreement may only be enforced against, and any action for breach of this Letter Agreement may only be made against, the parties hereto, and (b) no Person other than the parties hereto shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby.

17.

Notwithstanding anything in this Agreement to the contrary, (a) none of the Applicable Parties make any agreement or understanding herein in any capacity other than, if applicable, such Applicable Party’s capacity as a record holder and beneficial owner of Founders Shares or as a direct or indirect investor in the Sponsor, if applicable, and not, in the case of any Insider, in such Insider’s capacity as a director, officer or employee of any SPAC Party, and (b) nothing herein will be construed to limit or affect any action or inaction by any Insider or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any SPAC Party or as an officer, employee or fiduciary of any SPAC Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such SPAC Party.

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Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

ACHARI SPONSOR HOLDINGS I LLC

By:
Name: Vikas Desai
Title: Managing Member

VASO CORPORATION

By:
Name: Jun Ma
Title: Chief Executive Officer and President

Acknowledged and agreed as of the date of this Letter Agreement:

ACHARI VENTURES HOLDINGS CORP. I

By:
Name: Vikas Desai
Title: Chief Executive Officer

By:
Name: Mitchell Hara
Title: Chief Operating Officer and Chief Financial Officer

By:
Name: Merrick Friedman
Title: Chief Investment Officer and Director

By:
Name: Seth Farbman
Title: Director

By:
Name: Kevin K. Albert
Title: Director

By:
Name: Harry DeMott
Title: Director

By:
Name: Mark A. Pelson
Title: Director

By:
Name: Timothy J. Seymour
Title: Director

Signature Page to Sponsor Letter Agreement